EXHIBIT 99.1

FLOWSERVE CORPORATION
RETIREMENT SAVINGS PLAN
FINANCIAL STATEMENTS
AND SUPPLEMENTAL SCHEDULES
AS OF DECEMBER 31, 2011 AND 2010 AND
FOR THE YEAR ENDED DECEMBER 31, 2011

FLOWSERVE CORPORATION
RETIREMENT SAVINGS PLAN

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Participants and Administrator of the
Flowserve Corporation Retirement Savings Plan
We have audited the accompanying statements of net assets available for benefits of the Flowserve Corporation Retirement Savings Plan as of December 31, 2011and 2010 and the related statement of changes in net assets available for benefits for the year then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Flowserve Corporation Retirement Savings Plan as of December 31, 2011 and 2010, and the changes in its net assets available for benefits for the year then ended in conformity with accounting principles generally accepted in the United States of America.
Our audits were conducted for the purpose of forming an opinion on the financial statements as a whole.  The supplemental schedules of Form 5500, Schedule H, Line 4a - Schedule of Delinquent Participant Contributions as of December 31, 2011 and Form 5500, Schedule H, Line 4i - Schedule of Assets (Held at End of Year) as of December 31, 2011 are presented for the purpose of additional analysis and are not a required part of the financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974.  The supplemental schedules are the responsibility of the Plan's management. The supplemental schedules have been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the financial statements taken as a whole.
/s/ Whitley Penn LLP
Fort Worth, Texas
June 15, 2012

FLOWSERVE CORPORATION
RETIREMENT SAVINGS PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

	December 31,
	2011	2010
ASSETS
Investments:
Registered investment companies	$199,053,811	$438,999,532
Common and collective trusts	333,444,174	117,933,696
Company Stock Fund	76,787,506	88,459,710
Total investments at fair value	609,285,491	645,392,938

Receivables:
Notes receivable from participants	16,151,782	14,215,883
Employer contributions	3,241	540
Participant contributions	236	959
Total receivables	16,155,259	14,217,382
Net assets available for benefits at fair value	625,440,750	659,610,320

Adjustment from fair value to contract value for interest in common and collective trust relating to fully benefit-responsive investment contracts	(2,958,076)	(4,626,245)
Net assets available for benefits	$622,482,674	$654,984,075

The accompanying notes are an integral part of these financial statements.

FLOWSERVE CORPORATION
RETIREMENT SAVINGS PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
FOR THE YEAR ENDED DECEMBER 31, 2011

Additions to net assets
Investment (loss) income:
Net depreciation in fair value of investments	$(28,362,353)
Dividend income	8,609,397
Interest income	2,414,332
Total investment loss	(17,338,624)

Contributions:
Employer	15,502,352
Participant	33,722,095
Total contributions	49,224,447

Other:
Interest income on notes receivable from participants	700,539
Other additions	106,850
Total other	807,389
Total additions	32,693,212

Deductions from net assets
Benefits paid to participants	65,138,984
Other deductions	55,629
Total deductions	65,194,613
Decrease in net assets available for benefits	(32,501,401)

Net assets available for benefits:
Beginning of year	654,984,075
End of year	$622,482,674

The accompanying notes are an integral part of these financial statements.

FLOWSERVE CORPORATION
RETIREMENT SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

1.	DESCRIPTION OF THE PLAN

The following description of the Flowserve Corporation Retirement Savings Plan (the “Plan”) provides only general information. Participants should refer to the Plan document for a more complete description of the Plan's provisions.

General and eligibility

The Plan is a defined contribution plan. Full-time and part-time employees of Flowserve Corporation and its wholly-owned subsidiaries (collectively, the “Company”) who are located in the United States ("U.S.") are eligible to participate in the Plan upon commencement of their employment. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

Participant accounts

Each participant account is credited with the participant's contributions, the employer's contributions and an allocation of investment income from each fund as defined in the Plan document. The benefit to which a participant is entitled is the benefit that can be provided from the participant's vested account. Additionally, the Plan has certain expenses that are deducted from participant accounts.

Contributions

Participants contribute a percentage of their compensation, as defined in the Plan document. Unless eligible participants elect otherwise, they automatically contribute 3% of eligible compensation to the Plan, which will automatically increase by 1% each year until contributions reach 10% of eligible compensation. Additionally, the maximum contribution rate for participants is generally 50% of eligible compensation, of which up to $16,500 (the maximum annual salary deferral contribution limit as set forth by the Internal Revenue Code (the “Code”) for 2011) may be made pre-tax. All participants who were eligible to make elective deferrals under the Plan and who had attained age 50 before the close of the year were eligible to make additional catch-up contributions of up to $5,500 during 2011. Participant contributions are invested based on each participant's election.

The Company matches 75% of participant contributions up to 6% of eligible compensation, except for union employees represented by the:

•United Steelworkers of America at the Vernon, California facility;
•United Steelworkers of America, AFL-CIO-CLC, District 30 Local Number 3320 at the Dayton, Ohio facility;

Each of the above exception groups receives Company matching contributions of 50% of participant contributions up to 6% of eligible compensation.

Company matching contributions are made in cash and allocated among a participant's account in the same percentage in which the participant directs his or her contributions.

The Plan allows all participant and employer contributions and amounts allocated to participant accounts to be invested in accordance with participant investment directions.

Vesting

Participants are immediately vested in their contributions and associated earnings thereon. Participants become 20% vested in the Company's contributions and associated earnings after one year of service. Vesting increases by 20% for each additional year of service until a participant becomes fully vested after five years of service.

FLOWSERVE CORPORATION
RETIREMENT SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Forfeitures

Forfeitures are used to reduce the Company's contributions. During 2011, participants forfeited $499,443 of non-vested account balances. In 2011, employer contributions were reduced by $595,693 from previously forfeited balances, in accordance with the Plan document. Unutilized forfeitures at December 31, 2011 and 2010 were $13,173 and $101,174, respectively.

Payment of benefits

Terminated participants may be paid their vested balance in a lump sum or rollover as soon as administratively possible after their date of termination. Active participants who qualify for an in-service withdrawal may be paid their benefits in a single sum cash payment or rollover as soon as administratively possible after the approval of their withdrawal application.

Investments

Effective February 1, 2011, the Company changed the Plan's 401(k) provider from The Vanguard Group, Inc. to T. Rowe Price Retirement Plan Services, Inc. Participants may direct their contributions and account balances among the following investment funds, with the exception of the T. Rowe Price Prime Reserve Fund, which is only used by the Plan for the investment of unutilized forfeitures:

American Funds EuroPacific Growth Fund - Invests primarily in securities of issuers located in Europe and the Pacific Basin.

Royce Premier Fund - Invests primarily in small-cap securities and seeks long-term capital appreciation.

T. Rowe Price Mid-Cap Growth Fund - Invests primarily in mid-cap common stock of United States and foreign companies that, in the fund manager's opinion, possess above-average growth potential.

Vanguard 500 Index Fund - Invests in large-cap equity securities that are managed to achieve results similar to those of the overall stock market as measured by the Standard & Poor's 500 Index.

Vanguard Total Bond Market Index Fund - Invests primarily in fixed-income securities that are managed to yield performance mirroring the Barclays Capital U.S. Aggregate Float Adjusted Bond Index.

Vanguard PRIMECAP Fund - Invests primarily in mid- and large-cap equity securities that are considered to have above-average earnings growth potential.

T. Rowe Price Prime Reserve Fund - Invests in a mix of short-term money market funds.

Vanguard Wellington Fund - Invests 65% in equity securities and 35% in high-quality bonds, which are managed in the aggregate to generate long-term capital appreciation while providing income.

Vanguard Windsor II Fund - Invests primarily in equity and other instruments issued by large and medium-sized companies that, in the fund manager's opinion, are undervalued based on current price/earnings ratios or dividend yields.

T. Rowe Price Stable Value Common Trust Fund - Invests primarily in investment contracts or similar fixed-income instruments, which are managed to yield higher levels of current income while maintaining stability of principal. See additional discussion in Note 4.

FLOWSERVE CORPORATION
RETIREMENT SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

T. Rowe Price Retirement 2005 Trust - Included in a mix of other T. Rowe Price Trusts designed for individuals expected to have retired in or within a few years of 2005.

T. Rowe Price Retirement 2010 Trust - Included in a mix of other T. Rowe Price Trusts designed for individuals planning to retire in or within a few years of 2010.

T. Rowe Price Retirement 2015 Trust - Included in a mix of other T. Rowe Price Trusts designed for individuals planning to retire in or within a few years of 2015.

T. Rowe Price Retirement 2020 Trust - Included in a mix of other T. Rowe Price Trusts designed for individuals planning to retire in or within a few years of 2020.

T. Rowe Price Retirement 2025 Trust - Included in a mix of other T. Rowe Price Trusts designed for individuals planning to retire in or within a few years of 2025.

T. Rowe Price Retirement 2030 Trust - Included in a mix of other T. Rowe Price Trusts designed for individuals planning to retire in or within a few years of 2030.

T. Rowe Price Retirement 2035 Trust - Included in a mix of other T. Rowe Price Trusts designed for individuals planning to retire in or within a few years of 2035.

T. Rowe Price Retirement 2040 Trust - Included in a mix of other T. Rowe Price Trusts designed for individuals planning to retire in or within a few years of 2040.

T. Rowe Price Retirement 2045 Trust - Included in a mix of other T. Rowe Price Trusts designed for individuals planning to retire in or within a few years of 2045.

T. Rowe Price Retirement 2050 Trust - Included in a mix of other T. Rowe Price Trusts designed for individuals planning to retire in or within a few years of 2050.

T. Rowe Price Retirement 2055 Trust - Included in a mix of other T. Rowe Price Trusts designed for individuals planning to retire in or within a few years of 2055.

T. Rowe Price Retirement Income Trust - Invests in a diversified portfolio of other T. Rowe Price Trusts consisting of stocks and bonds to provide the highest total return over time consistent with an emphasis on both capital growth and income.

Company Stock Fund - Invests in publicly-traded common stock of the Company.

Administration

The Plan is administered by the Pension and Investment Committee and the Administration Committee (collectively referred to as the “Plan Administrator”), which are appointed by the Board of Directors of the Company.

Participant loans

Subject to certain limitations set forth in the Plan, participants may borrow from their vested account balances using their account balance as collateral. Participants may borrow an aggregate maximum of the lesser of:

•$50,000, subject to certain adjustments as set forth in the Plan, or
•One-half of the participant's vested account balance at the time the loan is made.

FLOWSERVE CORPORATION
RETIREMENT SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

General-purpose loans have a maximum term of five years, while primary residence loans have a maximum term of 15 years. Loan repayments are generally made via bi-weekly payroll deductions. Loans bear interest at rates that become fixed at loan inception, based on prevailing interest rates at loan inception. Loans outstanding at December 31, 2011 had interest rates ranging from 4.25% to 10.00%.

Plan termination

Although it has not expressed any intent to do so, the Company may terminate the Plan at any time in accordance with ERISA requirements. In the event of termination of the Plan, distribution would be made to participants in the amounts of their respective account balances. In the event of Plan termination, all components of a participant's balance become 100% vested.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of accounting

The accompanying financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the U.S. (“U.S. GAAP”).

Investment valuation and income recognition

The Plan's investments in shares of registered investment companies are stated at fair value based on quoted market prices. Shares in the common and collective trusts are valued at the net asset value of shares held by the Plan at year-end. The Company Stock Fund is valued at its year-end unit closing price, comprised of year-end market price plus uninvested cash position.

The Plan accounts for its investments held by the T. Rowe Price Trust Company in 2011 and the Vanguard Retirement Savings Trust Fund in 2010 in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 962, “Plan Accounting - Defined Contribution Pension Plans.” As required by ASC 962, the accompanying statements of net assets available for benefits present the fair value of the investments in the common and collective trusts, as well as the adjustment of the investments in the T. Rowe Price Stable Value Fund from fair value to contract value relating to the investment contracts. The statement of changes in net assets available for benefits is prepared on a contract basis.

Purchases and sales of investments are recorded on a trade-date basis. Interest income is accrued when earned. Dividend income is recorded on the ex-dividend date.

The Plan's investments are exposed to various risks, such as interest rate, market and credit risks. Due to the level of risk associated with investments in registered investment companies, the common and collective trusts and the Company Stock Fund, it is at least reasonably possible that changes in the values of such investments could occur in the near term and that such changes could materially affect participant account balances and the amounts reported in the accompanying financial statements.

Notes receivable from participants

Participant loans are valued at the unpaid principal balance plus any accrued but unpaid interest. Interest income is recorded when earned.

FLOWSERVE CORPORATION
RETIREMENT SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Determination of unrealized appreciation/depreciation

The Plan presents in the statement of changes in net assets available for benefits the net appreciation (depreciation) in the fair value of its investments, which consists of realized gains or losses on investments sold during the year and the unrealized appreciation (depreciation) on those investments held at the end of the year.

Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect certain reported amounts of net assets available for benefits and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of changes in net assets available for benefits during the reporting period. Actual results may differ from these estimates.

Benefits

Benefits are recorded when paid.

New accounting pronouncements

In May 2011, the FASB issued Accounting Standards Update ("ASU") No. 2011-04, "Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs," which clarifies the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements in order to improve the comparability of fair value measurements presented and disclosed in financial statements prepared in accordance with U.S. GAAP and International Financial Reporting Standards ("IFRSs"). The amendments do not result in a major change in the application of the requirements in Topic 820 but clarify the application of existing fair value measurement requirements and change particular principles or requirements for measuring fair value and for disclosing information about fair value measurements. ASU No. 2011-04 is effective for periods beginning after January 1, 2012. The adoption of ASU No. 2011-04 will not have an impact on the reported net assets or changes in net assets.

3.	INVESTMENTS

All Plan investments at December 31, 2011 are held by T. Rowe Price Trust Company under a trust agreement dated February 1, 2011. All Plan investments at December 31, 2010 were held by Vanguard Fiduciary Trust Company under a trust agreement dated May 27, 1999. The fair values of individual investments that represent 5% or more of the Plan's net assets available for benefits at December 31, 2011 and 2010 are as follows:

	2011		2010
T. Rowe Price Stable Value Fund	$84,820,161	Vanguard Wellington Fund	$143,445,641
Company Stock Fund	76,787,506	Vanguard Retirement Savings Fund	117,933,696
T. Rowe Price Retirement 2020 Trust	58,945,211	Company Stock Fund	88,459,710
Vanguard Wellington Fund	52,854,788	Vanguard 500 Index Fund	68,015,881
T. Rowe Price Retirement 2015 Trust	42,626,176	T. Rowe Price Mid-Cap Growth Fund	49,360,320
T. Rowe Price Retirement 2025 Trust	41,411,036	Vanguard Bond Market Index Fund	33,974,903
T. Rowe Price Mid-Cap Growth Fund	31,382,044

FLOWSERVE CORPORATION
RETIREMENT SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

During 2011, the net depreciation in fair value of investments was comprised of the following:

Registered investment companies	$(2,722,335)
Common and collective trusts	(13,806,281)
Company Stock Fund	(11,833,737)
Total net depreciation	$(28,362,353)

4.	T. ROWE PRICE STABLE VALUE COMMON TRUST FUND AND VANGUARD RETIREMENT SAVINGS TRUST FUND

Investments in common and collective trusts that hold benefit-responsive investment contracts, such as the T. Rowe Price Stable Value Common Trust Fund in 2011 and the Vanguard Retirement Savings Trust Fund in 2010, are presented at fair value in the statements of net assets available for benefits, and the amount representing the difference between fair value and contract value of the trust is presented on the face of the statement of net assets available for benefits as a single amount, calculated as the sum of the amounts necessary to adjust the portion of net assets attributable to each fully benefit-responsive investment contract from fair value to contract value. The statement of changes in net assets available for benefits is prepared on a basis that reflects income credited to participants in the Plan and net appreciation or depreciation in the fair value of only those investment contracts that are not deemed to be fully benefit-responsive.

5.	PARTY-IN-INTEREST TRANSACTIONS

Certain investments are shares of funds managed by affiliates of T. Rowe Price Trust Company and Vanguard Fiduciary Trust Company, which are the trustees as defined by the Plan as of December 31, 2011 and 2010, respectively, and, therefore, transactions with these mutual funds qualify as party-in-interest transactions, which are exempt from the prohibited transaction rules.

Additionally, the Plan holds investments in the Company's common stock and notes receivable from participants, both of which constitute party-in-interest transactions, which are exempt from the prohibited transaction rules. During the year, the Plan had sales and purchases of Company common stock of $20,766,193 and $19,936,286, respectively. During 2010, the Plan had sales and purchases of Company common stock of $42,932,973 and $33,867,120, respectively.

6.	INCOME TAX STATUS

The Plan has received a determination letter from the Internal Revenue Service dated May 18, 2012, stating that the Plan, as then designed and operated, qualified under Section 401(a) of the Code and, therefore, the related trust is exempt from taxation.

The Plan Administrator believes the Plan has been operated in compliance with the applicable requirements of the Code throughout 2011 and 2010; therefore, the Plan and the related trust are exempt from taxation.

7.	FAIR VALUE OF INVESTMENTS

The Plan's investments, shown below, are presented at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Where available, fair value is based on observable market prices or parameters or derived from such prices or parameters. Where observable prices or inputs are not available, valuation models may be applied. For further discussions on how the fair values of the Plan's investments are calculated, see Note 2 to the financial statements included in this report.

FLOWSERVE CORPORATION
RETIREMENT SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Assets and liabilities are recorded at fair value in the statements of net assets available for benefits and categorized based upon the level of judgment associated with the lowest level of significant inputs used to measure their fair values. Hierarchical levels, as defined by ASC 820, “Fair Value Measurements and Disclosures,” are directly related to the amount of subjectivity associated with the inputs to fair valuation of these assets and liabilities, and are as follows:

Level I - Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.

Level II - Inputs (other than quoted prices included in Level I) are either directly or indirectly observable for the asset or liability through correlation with market data at the measurement date and for the duration of the instrument's anticipated life.

Level III - Inputs reflect the best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model.

The common and collective trusts consist of investments that are public and private investment vehicles valued using the Net Asset Value (“NAV”) provided by the administrator of the fund. The NAV is based on the value of the underlying assets owned by the fund, minus its liabilities, and then divided by the number of shares outstanding. The NAV is a quoted price in a market that is not active and therefore classified within Level II.

The fair values of our investments at December 31, 2011 and 2010 were:

	December 31, 2011
	Total	Level I	Level II	Level III
Mutual funds:
Balanced funds	$52,854,788	$52,854,788	—	—
Growth funds	93,737,838	93,737,838	—	—
Index funds	29,365,423	29,365,423	—	—
Fixed income funds	22,965,406	22,965,406	—	—
Other funds	130,356	130,356	—	—
Total mutual funds	199,053,811	199,053,811	—	—
Common and collective trusts:
Target retirement funds	248,624,013	—	$248,624,013	—
Stable value fund	84,820,161	—	84,820,161	—
Total common and collective trusts	333,444,174	—	333,444,174	—
Company Stock Fund	76,787,506	—	76,787,506	—
Total investments	$609,285,491	$199,053,811	$410,231,680	$—

FLOWSERVE CORPORATION
RETIREMENT SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

	December 31, 2010
	Total	Level I	Level II	Level III
Mutual funds:
Balanced funds	$143,445,641	$143,445,641	—	—
Growth funds	147,471,888	147,471,888	—	—
Index funds	68,015,881	68,015,881	—	—
Fixed income funds	33,974,903	33,974,903	—	—
Target retirement funds	45,990,045	45,990,045	—	—
Other funds	101,174	101,174	—	—
Total mutual funds	438,999,532	438,999,532	—	—
Common and collective trust	117,933,696	—	$117,933,696	—
Company Stock Fund	88,459,710	—	88,459,710	—
Total investments	$645,392,938	$438,999,532	$206,393,406	$—

8.	FORM 5500 RECONCILIATION

The following is a reconciliation of net assets available for benefits per the accompanying financial statements to the Form 5500 at December 31, 2011 and 2010:

	December 31,
	2011	2010
Net assets available for benefits per the financial statements	$622,482,674	$654,984,075
Difference in reporting of benefit-responsive investments at contract value per the financial statements and fair value per the Form 5500	2,958,076	4,626,245
Amounts deemed distributions of participant loans as reflected in the Form 5500 for the current year	(23,799)	—
Amounts deemed distributions of participant loans as reflected in the Form 5500 from prior years	(62,536)	(83,000)
Net assets available for benefits per Form 5500	$625,354,415	$659,527,320
The following is a reconciliation of the total decrease in net assets per the accompanying financial statements for the year ended December 31, 2011 to loss per Form 5500:

Decrease in net assets available for benefits per the financial statements	$(32,501,401)
Current year difference in reporting of benefit-responsive investments at contract value per the financial statements and fair value per the Form 5500	2,958,076
Prior year difference in reporting of benefit-responsive investments at contract value per the financial statements and fair value per the Form 5500	(4,626,245)
Amounts deemed distributions of participant loans as reflected in the Form 5500 for the current year	(23,799)
Distributions from prior year amounts deemed distributed	20,464
Total loss per Form 5500	$(34,172,905)
The reconciling items noted above are due to the difference in the method of accounting used in preparing the Form 5500 as compared with the Plan's financial statements. Government reporting rules were used in preparing the Form 5500 for the year ended December 31, 2011, whereas the Plan's financial statements have been prepared on the

FLOWSERVE CORPORATION
RETIREMENT SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

accrual basis of accounting as required by U.S. GAAP. Government reporting rules require the common and collective trust to be reported at fair value, while accounting standards require this investment to be reported at contract value. Additionally, the Department of Labor requires participant loans that are in default to be recorded as deemed distributions on the Form 5500, although the Plan still holds the participant loans as a note receivable.

9.	SUBSEQUENT EVENT

Effective January 1, 2013, the Company Stock Fund will no longer be offered as an investment option within the Plan. Participants with existing holdings of Company stock will not be able to increase their holdings in the Company Stock Fund after the effective date. Participants with existing holdings of Company stock will be able to maintain their holdings until such time as they are reallocated within the Plan by the participant or taken as a distribution by the participant.

SUPPLEMENTAL SCHEDULES

FLOWSERVE CORPORATION
RETIREMENT SAVINGS PLAN
I.R.S. Employer Identification Number: 31-0267900
Plan No. 008

FORM 5500, SCHEDULE H, LINE 4a — SCHEDULE OF DELINQUENT PARTICIPANT CONTRIBUTIONS AS OF DECEMBER 31, 2011

Participant Contributions Transfered Late to Plan	Total that Constitute Nonexempt Prohibited Transactions			Total Fully Corrected Under VFCP and PTE 2002-51
Check here if Late Participant Loan Payments are included ☑	Contributions Not Corrected	Contributions Corrected Outside VFCP	Contributions Pending Correction in VFCP
$415	$—	$415	$—	$—

FLOWSERVE CORPORATION
RETIREMENT SAVINGS PLAN
I.R.S. Employer Identification Number: 31-0267900
Plan No. 008

FORM 5500, SCHEDULE H, LINE 4i — SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2011

		(c)
		Description of Investment
	(b)	Including Maturity Date,		(e)
	Identity of Issue, Borrower,	Rate of Interest, Collateral,	(d)	Current
(a)	Lessor or Similar Party	Par, or Maturity Value	Cost	Value
	American Funds EuroPacific Growth Fund	Registered investment company	**	$13,305,662
	Royce Premier Fund	Registered investment company	**	20,478,610
*	T. Rowe Price Mid-Cap Growth Fund	Registered investment company	**	31,382,044
	Vanguard 500 Index Fund	Registered investment company	**	29,365,423
	Vanguard Total Bond Market Index Fund	Registered investment company	**	22,965,406
	Vanguard PRIMECAP Fund	Registered investment company	**	15,609,683
*	T. Rowe Price Prime Reserve Fund	Registered investment company	**	130,356
	Vanguard Wellington Fund	Registered investment company	**	52,854,788
	Vanguard Windsor II Fund	Registered investment company	**	12,961,839
*	T. Rowe Price Stable Value Fund	Common and collective trust	**	84,820,161
*	T. Rowe Price Retirement 2005 Trust	Common and collective trust	**	4,549,980
*	T. Rowe Price Retirement 2010 Trust	Common and collective trust	**	19,673,565
*	T. Rowe Price Retirement 2015 Trust	Common and collective trust	**	42,626,176
*	T. Rowe Price Retirement 2020 Trust	Common and collective trust	**	58,945,211
*	T. Rowe Price Retirement 2025 Trust	Common and collective trust	**	41,411,036
*	T. Rowe Price Retirement 2030 Trust	Common and collective trust	**	27,165,719
*	T. Rowe Price Retirement 2035 Trust	Common and collective trust	**	21,129,925
*	T. Rowe Price Retirement 2040 Trust	Common and collective trust	**	12,085,616
*	T. Rowe Price Retirement 2045 Trust	Common and collective trust	**	8,386,700
*	T. Rowe Price Retirement 2050 Trust	Common and collective trust	**	5,590,557
*	T. Rowe Price Retirement 2055 Trust	Common and collective trust	**	493,058
*	T. Rowe Price Retirement Income Trust	Common and collective trust	**	6,566,470
*	Company Stock Fund	Common stock, 1,380,623 shares	**	76,787,506
*	Participant loans	4.25% - 10.00% due through 2026	-0-	16,065,268
Total assets held for investment purposes				$625,350,759

* Denotes a party-in-interest to the Plan as defined by ERISA.

** Cost omitted for participant-directed investments.